Exhibit 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

Talos Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(r)	34,500,000 (1)	$11.70	$403,650,000 (2)	0.00014760	$59,579 (3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$403,650,000		$59,579
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$59,579

(1)

Represents 34,500,000 shares of common stock, $0.01 par value per share (the “common stock”), of Talos Energy Inc. that will be offered for sale pursuant to the final prospectus to which this exhibit is attached, including 4,500,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.

(2)	The proposed maximum aggregate offering price has been calculated based on 34,500,000 shares multiplied by $11.70, the public offering price.

(3)

Calculated in accordance with Rule 457(r) and 456(b) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s registration statement on Form S-3ASR filed with the U.S. Securities and Exchange Commission on June 14, 2022 (File No. 333-265589).

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.